UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): June 22, 2004

PAINCARE HOLDINGS, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

FLORIDA	1-14160	06-1110906)
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NUMBER)

37 N. ORANGE AVENUE, SUITE 500

ORLANDO, FLORIDA 32801

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES INCLUDING ZIP CODE)

(407) 926-6615

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

(407) 926-6616

(REGISTRANT’S FACSIMILE NUMBER, INCLUDING AREA CODE)

WWW.PAINCAREINC.COM

(REGISTRANT’S WEBSITE ADDRESS)

ITEM 7. Financial Statements and Exhibits

(a)	Not Applicable

(b)	Not Applicable

(c)	Exhibits.

99.1	Press release dated June 23, 2004 announcing the Company was featured on the American Stock Exchange Healthcare/Biotech investor conference on June 22, 2004 at 9:30a.m.

ITEM 9. Regulation FD Disclosure

On June 22, 2004, the Company’s senior management team participated in the American Stock Exchange Healthcare/Biotech Investor conference, a webcasted event. A replay of PainCare’s presentation is available online by linking to http://biz.yahoo.com/cc/6/43456.html.

The webcasted event contained non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flow (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, set forth below we have provided a discussion and reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

EBITDA was presented in the webcasted event relative to earnings associated with the Company’s past performance and as well as anticipated future earnings because management believed that it would be of interest to its investors and lenders. We define EBITDA as earnings before interest expense, income taxes, depreciation and amortization. EBITDA does not represent cash flow from operations, as defined by generally accepted accounting principles in the United States. EBITDA should not be considered as a substitute for net income or loss, or as an indicator of operating performance or whether cash flows will be sufficient to fund cash needs.

The information contained in this Item 9 of this Current Report on Form 8-K is being furnished pursuant to “Item 12, Results of Operations and Financial Condition,” in accordance with SEC Release No. 33-8216.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PAINCARE HOLDINGS, INC.

Date: June 23, 2004	BY:	/s/ RANDY LUBINSKY
Chief Executive Officer and Director

Date: June 23, 2004	BY:	/s/ MARK SZPORKA
Chief Financial Officer, Secretary and Director